SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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CONSOLIDATED-TOMOKA LAND CO.
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The following material was sent to certain shareholders and other contacts of Consolidated-Tomoka Land Co. on March 30, 2017:

Attached please find today’s article from the Daytona Beach News Journal (front page at that) and a letter we released today.  The purpose of me sending these attachments to you is to reiterate the importance of our shareholders voting their CTO shares as soon as practicable in favor of the company’s highly qualified slate of seven nominees.  Since I arrived here almost six years ago, our team has been extremely focused on maximizing value for all CTO shareholders, particularly by monetizing our land holdings, as I think you will agree from the string of transformational developments on more than 2,300 acres of CTO’s recently sold land.  These include Trader Joe’s 630,000 sf distribution center (500 jobs), Tanger Outlet’s 350,000 sf outlet mall (900 jobs), the country’s first ever Latitude Margaritaville (3,400 homes) www.latitudemargaritaville.com , TopBuild’s new headquarters, Teledyne’s expansion, Integra’s 264 unit apartment project, ICI Homes’ 600 acre residential community, CarMax, North American Development’s planned Tomoka Town Center www.nadg.com, among others.  We are looking forward to putting this distracting and expensive proxy contest behind us as much as you are.  Please demonstrate your support by voting the WHITE proxy card today for all seven of CTO’s nominees.  This will be the most critical vote in our company’s 48 year public company history, so contact your fellow CTO shareholders to get out the vote.

With over $80mm of additional land contracts in the pipeline in various stages of planning and entitlements, this is no time to disrupt the momentum by allowing a mutual fund (which has been attacking the management and board for almost 18 months now) who’s nominees, if elected, would have a conflict with CTO shareholders, to take control of CTO without paying a premium.  Why allow a mutual fund with no relevant experience to try their hand at running a Florida land company with over $300 million of income properties around the country?  Wintergreen intends to fire the Company’s independent auditor, has no plans nor strategy.

Please vote. Having a large vote turnout is crucial so we can continue to capitalize on our momentum!  Call if you have any questions, thoughts or suggestions.  I am personally fully invested in CTO shares and want to see us all succeed.  If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners at 1-800-322-2885 or email proxy@mackenziepartners.com or www.voteCTO.com.

Best Regards,

John

John P. Albright
President and Chief Executive Officer

Consolidated-Tomoka Land Co.
1530 Cornerstone Boulevard | Daytona Beach, FL 32117
Direct: 386.944.5628 | Mobile: 386.212.3163

Main: 386.274.2202  | Fax: 386.274.1223

email | web |  vcard |NYSE MKT: CTO

exploredb.com   |   LPGA International

Attachments:

Daytona Beach News Journal

Boardroom Battle: Consolidated-Tomoka, largest shareholder ready to rumble

By Clayton Park

29 March 2017

A long-brewing feud between Consolidated-Tomoka Land Co.'s senior management and its largest shareholder is set to come to a head in an extraordinary showdown here next month.

The public company's senior management team and Mountain Lakes, New Jersey-based Wintergreen Advisers LLC, which manages a fund that owns a 27 percent stake in Consolidated-Tomoka, clashed at the annual shareholders meeting last year.

This time it could be for keeps when Consolidated-Tomoka investors hold their yearly gathering April 26 in Daytona Beach.

At stake, says Consolidated-Tomoka CEO John Albright, is the future, not just of the Daytona Beach-based company, but potentially also the positive momentum building as of late along Daytona Beach's LPGA Boulevard.

"This is a pivotal moment in the company's history," Albright said in a phone interview.

Consolidated-Tomoka last week issued a letter to shareholders urging them to reject Wintergreen's four nominees to the board.

Wintergreen CEO David Winters and Chief Operating Officer Liz Cohernour have repeatedly called for Consolidated-Tomoka to "maximize shareholder value" either through a company sale or an immediate liquidation of its assets, which include 8,200 acres surrounding the Interstate 95/LPGA Boulevard interchange in Daytona Beach.

Wintergreen's nominees to Consolidated-Tomoka's seven-member board are Winters, Cohernour and two Wintergreen consultants.

Cohernour, in a phone interview, agreed that next month's annual meeting "is a pivotal moment" for Consolidated-Tomoka, but said it's one that could result in causing it to "become a much more attractive (investment) portfolio" by making much-needed "dramatic changes."

Consolidated-Tomoka in its letter to investors wrote, "we believe Wintergreen is attempting to gain control of CTO (Consolidated-Tomoka) at no cost in order to orchestrate a self-serving sale or liquidation of the company."

The letter also noted that several existing board members were originally nominated by Wintergreen in past years but now support the company's direction under Albright, who became CEO in August 2011. The company, which is asking shareholders to reelect the current board, stated that Wintergreen as recently as March 2015 publicly praised Albright and the company's performance.

That stance changed six months later when Winters and Cohernour began criticizing Albright and pushing for either the company's sale or liquidation of assets. They have also called for the ouster of Consolidated-Tomoka's current board, including some directors originally nominated by Wintergreen.

"Why the change? By the end of 2015, Wintergreen Fund's assets had plummeted by over 50 percent from the prior year," Consolidated-Tomoka's letter stated. "By the end of 2016, the fund had lost another third of its assets through client withdrawals and now has almost 14 percent of its assets in CTO. We believe Wintergreen Fund needs to sell CTO shares to pay Wintergreen Fund clients who are withdrawing from Wintergreen Fund. However, Wintergreen owns so many CTO shares compared with CTO's average trading volume that market sales are not a viable option for Wintergreen."

Consolidated-Tomoka's letter also quoted billionaire investor Warren Buffett, who in a 2015 CNBC interview criticized Winters as running a fund "that has under-performed by every measure from inception."

A video of Buffett's comments, as well as a transcript of those comments, which had to do with Winters' complaints regarding Coca-Cola's stock performance, can be found on the website for CNBC.

Cohernour said "a good part of what CTO is saying is shockingly untrue."

While acknowledging that the overall value of Wintergreen's portfolio has declined and that its Consolidated-Tomoka holdings now account for nearly 14 percent of its investments, Cohernour said, "Wintergreen has tens of millions of dollars of cash at hand. We have no plans to be selling CTO shares. We believe in the asset despite management."

Cohernour added, "Wintergreen's 2016 annual report clearly shows cash on hand of over $45 million — this is the key item to focus on, not total AUM (assets under management). Wintergreen does not have a need to sell CTO shares to raise cash — this is a fairy tale told by CTO to confuse shareholders about the real issues at CTO."

She also said Buffett's comments, spurred by a proxy battle involving Coca-Cola, were taken out of context.

Cohernour described Consolidated-Tomoka's letter to investors attacking Wintergreen as "a weak move by a bad magician, John Albright, who's saying 'Look over here,' trying to distract you so you don't notice all the weaknesses and problems going on."

Consolidated-Tomoka in its letter stated that its results in recent years "speak for themselves. In the last 12 months, the company sold more than 2,300 acres of land for more than $40 million and the current pipeline of land sales under contract includes 2,200 acres, or approximately 27 percent of our remaining 8,200 acres (in Daytona Beach) for nearly $83 million."

Recent land sales include the sites that have since become a Trader's Joes distribution center, the new Tanger Outlets mall that opened in November, both on the east side of I-95, as well as the site where Canadian developer Minto Communities and Margaritaville Holdings are teaming up to develop a 6,900-home Jimmy Buffett-inspired community for residents age 55 and older.

The community — Latitude Margaritaville, Daytona Beach — is set to be built along the north side of LPGA Boulevard, just west of I-95, and has been gaining national attention.

Consolidated-Tomoka's stock since Albright became CEO has out-performed the Russell 2000 and MSCI indices, according to its letter to investors. On Monday, Consolidated-Tomoka's stock price rose 8 cents to close at $52 a share, up from $28.90 in August 2011.

Wintergreen in early 2006 acquired its first shares in Consolidated-Tomoka, at a time when the company's stock (NYSE MKT: CTO) was trading at prices ranging from $57.89 to $65.70 a share. Wintergreen has continued to acquire additional shares over the years.

Consolidated-Tomoka shares rose as high as $79.56 in early 2007 before falling to a Great Recession low of $22.60 a share in 2009.

Wintergreen currently owns 1,553,075 shares of Consolidated-Tomoka stock.

While Consolidated-Tomoka's stock price has risen in recent years, Cohernour largely attributed that improvement to the recovery of the overall real estate market in Volusia County and said the company ought to be doing even better.

If Wintergreen were to gain control of Consolidated-Tomoka's board, Cohernour said, "Our first move will be to review exactly what is going on at that company and how it has performed. John Albright has been untruthful in his fight letter, making out-and-out lies about Wintergreen. If he has done that in his other duties as well, he could not stay in his job. If on the other hand this is an aberration, I think he could stay. ... I think there is room for him to apologize to allow the company to move on, but I believe there are a number of qualified individuals already employed at CTO."

Cohernour said Wintergreen intends to soon send out its own letter to Consolidated-Tomoka investors to further explain its position.

Local investor J. Hyatt Brown, the chairman of Daytona Beach-based Brown & Brown Inc., wrote a letter dated March 21 to Consolidated-Tomoka's board to express his support for Albright.

"It is shocking to me that Consolidated-Tomoka's management team and board, both of which are experiencing significant success, continue to be harrassed by Wintergreen Advisers," wrote Brown, who with his wife, Cici, personally own 10,000 shares of CTO stock.

"I ask and look forward to my fellow shareholders supporting the Consolidated-Tomoka board so that it can continue in its execution of a very successful plan," Brown wrote.

Brown serves with Albright on the CEO Business Alliance, a group of local business leaders involved in efforts to recruit companies to Volusia County. Brown & Brown, a national insurance agency, also has been a longtime provider of insurance coverage to Consolidated-Tomoka.

Cohernour accused Brown of having a conflict of interest because of Brown & Brown's business dealings with Consolidated-Tomoka, but Hyatt Brown refuted that assertion by saying the commissions his company receives only account for a tiny percentage of its nearly $1.8 billion in annual revenues.

Another local Consolidated-Tomoka shareholder, Jim Rose, a retired Daytona Beach area attorney, said in an email that he was "quite surprised by the Wintergreen letter. They have quite a lot of enmity toward the (Consolidated-Tomoka) board. I think the letter Hyatt (Brown) released encompasses my feelings."

VOTE THE WHITE PROXY CARD TODAY “FOR” EACH OF
CONSOLIDATED-TOMOKA’S HIGHLY QUALIFIED DIRECTOR NOMINEES

March 30, 2017

Dear Fellow Shareholder:

At our Annual Meeting of Shareholders on April 26, 2017, you will be asked to make an important decision regarding which directors are most qualified to oversee the future of Consolidated-Tomoka (CTO). Your Board has seven highly experienced directors standing for re-election, including six that are independent, who have the extensive real estate development, finance and investment experience that will be critical to our ongoing success.

Wintergreen Advisers (“Wintergreen”), on behalf of Wintergreen Fund (the “Wintergreen Fund”), is seeking to take control of your Company without paying a premium to all CTO shareholders. Wintergreen has no alternative strategic plan or any ideas or creative steps that would create added value for CTO shareholders. The Wintergreen Fund is severely stressed, with significant client withdrawals and market underperformance over many years. To serve the Wintergreen Fund’s needs for liquidity at this time of distress, Wintergreen is seeking to install its manager, David Winters, and other Wintergreen insiders, onto our Board so they can execute a plan to liquidate CTO.

The reality is that liquidation would destroy value. We firmly believe that only Wintergreen and its need for liquidity are served by such a strategy. For all other shareholders, liquidation would produce fire-sale prices and would be tax inefficient.

Continuing to execute the Company’s proven business plan of prudently monetizing land assets and reinvesting capital into income producing properties, on a tax deferred basis, is the best path forward to realize net asset value (“NAV”).  We believe this because just last year we hired a global investment bank to assist us in marketing the Company and its assets. The clear conclusion from that comprehensive process was that a patient approach of redeploying our capital into income producing properties results in a far superior return for shareholders than a liquidation process.

To ensure that CTO’s work to maximize shareholder value continues, we urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card “FOR” each of the Company’s experienced and highly qualified director nominees: John P. Albright, John J. Allen, Laura M. Franklin, William L. Olivari, Howard C. Serkin, Thomas P. Warlow, III and Casey R. Wold.

CTO IS PURSUING A CLEAR STRATEGY
TO MAXIMIZE VALUE FOR ALL CTO SHAREHOLDERS

Under the active stewardship of your Board of Directors and through the leadership of our Chief Executive Officer, John Albright, CTO is capitalizing on the Daytona Beach market rebound to monetize CTO’s land holdings opportunistically to create substantial value for shareholders. Over the last three months alone, CTO’s management team has, among other things:

•	March 23, 2017: Completed one of the land transactions under contract involving the sale of ≈6 acres of land at a sales price of ≈$1.6 million, or ≈$245,000 per acre.
•

March 2, 2017: Utilizing proceeds from a tax-deferred 1031 sale transaction, acquired a ≈136,000 square foot neighborhood grocery-anchored shopping center near the TCU campus in Fort Worth, Texas. With a desirable location and low in-place rents, this property has the potential for increased yields as expiring leases roll to market rental rates and as CTO strategically repositions the property.

•

February 10, 2017: Completed the sale of ≈1,581 acres of land to Minto Communities (in partnership with Latitude Margaritaville) for $27.2 million, or ≈$17,200 an acre, resulting in an estimated gain of ≈$20.0 million, or $2.19 per share, after tax.

•

February 3, 2017: Executed four new leases at The Grove at Winter Park, the Company’s multi-tenant property in Winter Park, Florida. CTO’s successful redevelopment of this property also includes a new 20-year ground lease of an outparcel for a new Wawa store with expected completion in early 2018.

•

February 1, 2017: Utilizing proceeds from a tax-deferred 1031 sale transaction, acquired an ≈18,120 square foot net leased retail building in downtown Sarasota, Florida, adding a solid urban infill location and a new tenant to the portfolio.

•

December 29, 2016: Completed the sale of ≈604 acres of land to an affiliate of ICI Homes for $7.5 million, or ≈$12,400 per acre, resulting in an estimated gain of ≈$2.0 million, or $0.36 per share, after tax.

•	December 22, 2016: Completed the sale of ≈73 acres of land in Daytona Beach for $830,000, or ≈$11,300 an acre, resulting in an estimated gain of ≈$461,000, or $0.08 per share, after tax.
•	December 22, 2016: Entered into a contract for the sale of ≈194 acres of land to a residential developer for a sales price of ≈$3.3 million, or ≈$17,000 per acre.
•	December 19, 2016: Entered into a contract for the sale of ≈35 acres of land to an owner/operator of retail properties for a gross sales price of $14.0 million, or ≈$400,000 per acre.

CTO’s success will continue to be driven by the ability to identify and execute upon the highest potential market opportunities. Our accomplishments to date demonstrate meaningful progress toward realizing the full potential of the Company. Your Board, including the four current directors who had been nominated previously by Wintergreen, unanimously support the Company’s strategic plan. We are collectively focused on executing this strategy; we have the right Board, the right leadership and the right organizational capabilities in place to accomplish our objectives.

CTO IS DELIVERING STRONG SHAREHOLDER RETURNS WHILE WINTERGREEN CONTINUES TO LOSE SIGNIFICANT AMOUNTS OF CAPITAL

Since August 1, 2011, when the Board appointed John Albright as Chief Executive Officer, CTO’s total shareholder return has been greater than 80%. In that timeframe, the Company’s total shareholder return outperformed the Russell 2000 Index as well as the MSCI indices. The facts are simple and compelling.

In contrast, over the same period, the Wintergreen Fund has had a poor track record of investment performance, with negative returns in each of the last three years, leading to a deteriorating investment base evidenced by the reduction in assets under management.

DO NOT PUT YOUR INVESTMENT AT RISK

VOTE THE WHITE PROXY CARD TODAY

David Winters and his fellow Wintergreen nominees – who could have a clear conflict with their duties to other CTO shareholders – have no experience running a public company, serving on a public company board or managing real estate assets. Wintergreen is trying to take control of CTO without paying a premium, and it has no strategic plan for CTO. Given Mr. Winters’ track record at the Wintergreen Fund we do not believe Mr. Winters and his associates are capable of managing CTO.

Your Board is actively engaged and focused on taking decisive action to ensure the long-term success of the Company.  You have our commitment that we will continue to make appropriate and informed decisions about what is best for the Company and all shareholders.

This is a critical moment in CTO’s history. We firmly believe we have the right Board, the right strategy and the right management team to ensure the continued prosperity of CTO and the maximization of value for all shareholders.  Protect your investment in CTO by voting the enclosed WHITE proxy card today “FOR” each of CTO’s seven nominees and discarding any materials you may receive from Wintergreen. Please vote each and every WHITE proxy card you receive since you may own CTO shares in multiple investment accounts.

If you have previously returned a green proxy card you received from Wintergreen, you have every right to change your vote by using the enclosed WHITE proxy card to support the CTO Board.  Only your latest dated validly executed proxy card will count.  Please do not send back any green proxy card, even to vote against the Wintergreen nominees, as doing so may cancel out any votes “FOR” the CTO Board.

On behalf of the Board of Directors and management team, we appreciate your continued support.

Sincerely,

The Consolidated-Tomoka Board of Directors

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

105 Madison Avenue

New York, New York 10016

Call Collect: 212-929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.8 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting.  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov.

Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.